Exhibit 10.3

FORM OF QUORUM HEALTH CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

January 1, 2016

1.	PURPOSE		1

2.	DEFINITIONS AND CONSTRUCTION		1

	2.1	Definitions	1

	2.2	Captions; Section References	5

	2.3	Severability	5

3.	ADMINISTRATION		5

	3.1	The Committee	5

	3.2	Authority of the Committee	5

	3.3	Decisions Binding	5

	3.4	Plan Administrator	5

	3.5	Costs and Expenses	5

	3.6	Indemnification	6

4.	PARTICIPATION IN THE PLAN		6

	4.1	Notification of Participation	6

	4.2	Termination of Participation	6

5.	BENEFITS UPON SEPARATION FROM SERVICE OR DEATH		6

	5.1	Normal Retirement Benefit	6

	5.2	Early Retirement Benefit	6

	5.3	Disability Benefit	7

	5.4	Death Benefit	7

6.	BENEFITS UPON CHANGE IN CONTROL		7

	6.1	Change in Control Benefit	7

	6.2	Certain Terminations of Employment	7

7.	BENEFICIARIES		8

8.	RABBI TRUST		8

9.	WITHHOLDING		8

10.	MODIFICATION AND TERMINATION		8

	10.1	Amendment and Termination	8

	10.2	Effect on Participants	8

	10.3	No Obligation to Continue Plan	8

11.	CLAIMS AND REVIEW PROCEDURES		8

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TABLE OF CONTENTS

(continued)

			Page

12.	MISCELLANEOUS PROVISIONS		9

	12.1	Non-Transferability	9

	12.2	Payment of Benefits	9

	12.3	No Rights of Employment	9

	12.4	Applicable Law	9

	12.5	Payment to Minors	9

EXHIBIT A Participants and SERP Benefits

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QUORUM HEALTH CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, as of December 31, 2015, CHS/Community Health Systems, Inc. maintains the CHS/Community Health Systems, Inc. Amended and Restated Supplemental Executive Retirement Plan (the “CHS Plan”); and

WHEREAS, the board of directors of Community Health Systems, Inc. (“CHS”) has determined that it is appropriate and advisable to separate (i) thirty-eight (38) of CHS’s hospitals and related business operations and (ii) Quorum Health Resources, LLC, a hospital management and consulting services business, from CHS’s other hospitals and businesses; and

WHEREAS, to effectuate the foregoing, CHS and Quorum Health Corporation (“QHC” or the “Company”) have entered into a Separation and Distribution Agreement dated as of [•], 20[•] which provides for, among other things, the contribution from CHS to QHC of certain assets, the assumption by QHC of certain liabilities from CHS, and the distribution by CHS of all of the common stock of QHC owned by CHS to CHS’s shareholders (the “Distribution”); and

WHEREAS, CHS and QHC have entered into an Employee Matters Agreement that describes the principal employment, compensation, equity award and employee benefit plan arrangements between CHS and QHC in connection with the Distribution (the “Employee Matters Agreement”); and

WHEREAS, pursuant to the Employee Matters Agreement, QHC has agreed to establish this Quorum Health Corporation Supplemental Executive Retirement Plan (this “Plan”) to be effective on January 1, 2016 (the “Effective Date”).

NOW, THEREFORE, the Plan shall provide as follows:

1. Purpose. The purpose of this Plan is to provide retirement benefits for certain officers and employees of the Company or its Subsidiaries who were eligible to receive benefits under the CHS Plan as of the Transition Date.

2. Definitions and Construction.

2.1 Definitions. As used in the Plan, terms defined parenthetically immediately after their use shall have the respective meanings provided by such definitions, and the following words and phrases shall have the meanings specified below (in either case, such terms shall apply equally to both the singular and plural forms of the terms defined), unless a different meaning is plainly required by the context:

(a) “Beneficiary” shall mean the person or persons designated by a Participant pursuant to Section 7 to receive the benefits to which a Participant is entitled upon the death of a Participant.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Change in Control” shall mean the occurrence of any of the following events following the Distribution, but only to the extent such event would constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as set forth in Code Section 409A(a)(2)(A)(v) and defined in regulations promulgated by the U.S. Department of Treasury thereunder:

(1) An acquisition (other than directly from the Company) of any voting securities of the Company (“Voting Securities”) by any Person (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) immediately after which such Person has Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the then-outstanding shares of common stock of the Company (“Shares”) or the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this Section 2.1(e)(1), Shares or Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition that would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any Subsidiary, or (ii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(2) The individuals who, as of the date hereof, are members of the Board (“Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger (as hereinafter defined) that results in the Company having a Parent Corporation (as hereinafter defined), the board of directors of the ultimate Parent Corporation; provided, however, that if the election, or nomination for election, by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened Election Contest (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(3) The consummation of:

(A) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (“Merger”), unless such Merger is a Non-Control Transaction. A Non-Control Transaction shall mean a Merger where:

(i) the stockholders of the Company immediately before such Merger own, directly or indirectly, immediately following such Merger, at least 50% of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (“Surviving Corporation”), if 50% or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (“Parent Corporation”), or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and

(ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger, constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation.

(B) A complete liquidation or dissolution of the Company; or

(C) The sale or other disposition of all, or substantially all, of the assets of the Company to any Person (other than a transfer to a Subsidiary or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Subsidiary or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (“Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then-outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then-outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then-outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(d) “Change in Control SERP Benefit” with respect to a Participant, means the amount set forth opposite such Participant’s name under the column “Change in Control SERP Benefit” on the attached Exhibit A.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(f) “Committee” shall mean the Compensation Committee of the Board.

(g) “Company” shall have the meaning set forth in the Recitals.

(h) “Disabled Participant” shall mean any Participant who Separates from Service by reason of being Totally and Permanently Disabled.

(i) “Early Retirement Date” shall mean the date a Participant has been credited with at least five years of Service and is at least 55 years old.

(j) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(k) “Key Employee” shall mean an employee (other than an Officer) of the Company or a Subsidiary who is a Participant.

(l) “Normal Retirement Date” shall mean the day of a Participant’s 65th birthday.

(m) “Officer” means any Participant who has been duly elected as an officer of the Company by the Board.

(n) “Participant” shall mean any employee of the Company or any Subsidiary who is listed on the attached Exhibit A. For the avoidance of doubt, any person who is not a Participant in this Plan on the Effective Date shall have no right to accrue any benefit under this Plan.

(o) “Rabbi Trust” shall mean the trust to be established by the Company in accordance with the provisions of Section 8.

(p) “Retired Participant” shall mean any Participant who has ceased to be an employee of the Company or a Subsidiary and who is entitled to receive a benefit under Section 5 of the Plan.

(q) “Separation from Service” or “Separate from Service” means a separation from service with the Company and each Subsidiary as set forth in Code Section 409A(a)(2)(A)(i) and defined in regulations promulgated by the U.S. Department of Treasury thereunder, provided, however, that a Participant shall not be deemed to have Separated from Service on account of a leave of absence until the first date immediately following the end of a 29-month period of leave (if the employment relationship is not terminated sooner) where such leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months and where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment.

(r) “SERP Benefit” with respect to a Participant, means the amount set forth opposite such Participant’s name under the column “SERP Benefit” on the attached Exhibit A.

(s) “Service” shall mean all years and completed months of service with CHS or any subsidiary of CHS following the date the person became a participant in the CHS Plan.

(t) “Specified Employee” means “specified employee” as defined in Code Section 409A(a)(2)(B)(i) and the regulations promulgated by the U.S. Department of Treasury thereunder. For purposes of the preceding sentence, “specified employee” means a “key employee” of the Company as defined in Code Section 416(i) without regard to paragraph (5) thereof. A Participant shall be a “key employee” of the Company if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during any 12-month period ending on December 31 (the “Identification Date”). If a Participant is a “key employee” of the Company as of the Identification Date, the Participant shall be treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following the Identification Date.

(u) “Subsidiary” shall mean, with respect to the Company, any corporation or other entity of which a majority of its voting power, equity securities or equity interests is owned, directly or indirectly, by the Company.

(v) “Total and Permanent Disability” shall mean a physical or mental condition that renders a Participant eligible for disability benefits under the long-term disability insurance program in effect at the Company on the date of this amendment and restatement of the Plan, even if such Participant no longer participates in such long-term disability program on the date such physical or mental condition occurs.

2.2 Captions; Section References. Section titles or captions contained in the Plan are inserted only as a matter of convenience and reference, and in no way define, limit, extend or describe the scope of the Plan, or the intent of any provision hereof. All references herein to Sections shall refer to Sections of the Plan unless the context clearly requires otherwise.

2.3 Severability. If any provision of the Plan, or the application thereof to any person, entity or circumstances, shall be invalid or unenforceable to any extent, the remainder of the Plan, and the application of such provision to other persons, entities or circumstances, shall not be affected thereby and the Plan shall be enforced to the greatest extent permitted by law.

3. Administration.

3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall meet at such times and places as it determines and may meet through a telephone conference call.

3.2 Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority to:

(a) Construe and interpret the Plan.

(b) Establish, amend and rescind rules and regulations for the Plan’s administration.

(c) Make all other determinations which may be necessary or advisable for the administration of the Plan.

To the extent permitted by law, the Committee may delegate its authority as identified hereunder.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan, and all related orders or resolutions of the Board, shall be final, conclusive and binding upon all persons, including the Company, its stockholders, employees, Participants and their estates and Beneficiaries.

3.4 Plan Administrator. For purposes of ERISA, the Committee is the Plan administrator. Any claim for benefits under the Plan shall be made in writing to the Committee. The Committee and the claimant shall follow the claims procedures set forth in Department of Labor Regulation §2560.503-1.

3.5 Costs and Expenses. In discharging its duties under the Plan, the Committee may employ such counsel, accountants and consults as it deems necessary or appropriate. The Company shall pay all costs of such third parties and any other expenses incurred by the Committee with respect to the Plan.

3.6 Indemnification. No member of the Committee, nor any officer or employee acting on behalf of the Committee, the Company, or its Subsidiaries shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee, and each and every officer or employee of the Company or its Subsidiaries acting on their behalf, shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

4. Participation in the Plan.

4.1 Notification of Participation. Each Participant shall be notified that they are a Participant under the Plan.

4.2 Termination of Participation. A Participant who ceases to be an Officer or a Key Employee of the Company (as determined by the Committee), or who terminates employment with the Company and all Subsidiaries for any reason other than death or Total and Permanent Disability, shall not be entitled to any benefits hereunder unless that change of status occurs after the Participant has reached their Early Retirement Date.

5. Benefits Upon Separation from Service or Death.

5.1 Normal Retirement Benefit. A Participant (including, without limitation, a Specified Employee) who has been credited with at least five years of Service and Separates from Service by reason of retirement on or after the Participant’s Normal Retirement Date shall receive a single lump-sum payment, on the day immediately following the date that is six (6) months after the date of the Participant’s Separation from Service, in an amount that is equal to such Participant’s SERP Benefit as set forth on Exhibit A.

If a Participant who has had a Separation from Service and is entitled to a Normal Retirement Benefit under this Section 5.1 dies prior to the date of such payment, such payment shall be made, instead, to the Participant’s Beneficiary on the date that it otherwise would have been made to the Participant, or as soon as administratively feasible thereafter within the same taxable year (or, if later, by the 15th day of the third calendar month following the date the payment otherwise would have been made to the Participant, provided that neither the Participant nor Beneficiary shall be permitted, directly or indirectly, to designate the taxable year of payment).

5.2 Early Retirement Benefit. A Participant (including, without limitation, a Specified Employee) who Separates from Service by reason of retirement after attaining age 55 and who has been credited with at least five years of Service shall receive a single lump-sum payment on the day immediately following the date that is six (6) months after the date of the Participant’s Separation from Service, in an amount that is equal to such Participant’s SERP Benefit as set forth on Exhibit A. If a Participant who has had a Separation from Service and is entitled to an Early Retirement Benefit under this Section 5.2 dies prior to the date of such payment, such payment shall be made, instead, to the Participant’s Beneficiary on the date that it otherwise would have been made to the Participant, or as soon as administratively feasible thereafter within the same taxable year (or, if later, by the 15th day of the third calendar month following the date the payment otherwise would have been made to the Participant, provided that neither the Participant nor Beneficiary shall be permitted, directly or indirectly, to designate the taxable year of payment).

5.3 Disability Benefit.

(a) A Disabled Participant (including, without limitation, a Specified Employee) shall receive a single lump-sum payment, on the later of (i) the day immediately following the date that is six (6) months after the date of the Participant’s Separation from Service by reason of becoming Totally and Permanently Disabled, or (ii) the first day of the month following the Participant’s 55th birthday, in an amount that is equal to such Participant’s SERP Benefit as set forth on Exhibit A. This benefit shall be payable at the time prescribed in this Section 5.3(a) regardless of whether the Participant recovers from the disability before payment is due.

(b) If a Disabled Participant dies before the payment of the benefit described in Section 5.3(a), a death benefit shall be payable to the Disabled Participant’s Beneficiary. Such death benefit shall be a single lump-sum payment equal to the Participant’s SERP Benefit as set forth on Exhibit A. Such death benefit shall be paid to the Participant’s Beneficiary no later than ninety (90) days after the date of death (provided that neither the Participant nor Beneficiary shall be permitted, directly or indirectly, to designate the taxable year of payment).

5.4 Death Benefit. If a Participant who has been credited with five or more years of Service dies prior to incurring a Separation from Service, a single, lump-sum death benefit shall be paid to the deceased Participant’s Beneficiary. Such death benefit shall be the Participant’s SERP Benefit as set forth on Exhibit A. Such death benefit shall be paid to the deceased Participant’s Beneficiary no later than ninety (90) days after the date of death (provided that neither the Participant nor Beneficiary shall be permitted, directly or indirectly, to designate the taxable year of payment).

6. Benefits Upon Change in Control.

6.1 Change in Control Benefit. In the event of a Change in Control, the benefit of any Participant shall be paid out as soon as administratively feasible but no later than ninety (90) days after the Change in Control (provided that the Participant shall not be permitted, directly or indirectly, to designate the taxable year of payment) in a single lump-sum payment in an amount that is equal to such Participant’s Change in Control SERP Benefit as set forth on Exhibit A.

6.2 Certain Terminations of Employment. If a Participant’s employment is terminated by the Company prior to the date of a Change in Control, but the Participant reasonably demonstrates to the satisfaction of the Committee that the termination (i) was at the request of a third party who has indicated an intention to, or has taken steps reasonably calculated to, effect a Change in Control, or (ii) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of the Plan, provided a Change in Control actually occurs. Such a Participant shall be entitled to receive the same benefits under the Plan as if the Participant had been an employee of the Company or a Subsidiary on the date the Change in Control actually occurs. Notwithstanding the foregoing, no payment under this Section 6.4 shall be made before the date that is six (6) months after the date of the Participant’s actual Separation from Service.

7. Beneficiaries. Each Participant shall have the right, by giving written notice to the Committee on such form as the Committee shall adopt, to designate a Beneficiary or Beneficiaries to receive payments which become available under the Plan should the Participant die. A Participant may change the designated Beneficiary by filing a new beneficiary designation form with the Committee. If a Participant dies and has not designated a Beneficiary, or if the Beneficiary predeceases the Participant, the estate of the deceased Participant shall be deemed to be the Beneficiary.

8. Rabbi Trust. The Company may establish a Rabbi Trust with a commercial bank or other financial or trust institution of which the Company would be considered the owner for Federal income tax purposes. If established, the Rabbi Trust will provide a source of funds to enable the Company to make payments to the Participants and their Beneficiaries pursuant to the terms of the Plan and will be administered in a manner consistent with the requirements of Code Section 409A. Payments to which Participants are entitled under the terms of the Plan shall be paid out of the Rabbi Trust to the extent of the assets therein. The assets of the Rabbi Trust will be subject to the claims of general creditors of the Company.

9. Withholding. The Company shall have the right to withhold from the payments to be made to any Participant or Beneficiary hereunder all amounts required to be so withheld under applicable law.

10. Modification and Termination.

10.1 Amendment and Termination. The Company reserves the right at any time, by action of the Board, to modify or amend, in whole or in part, any or all of the provisions of the Plan, or to terminate the Plan. In the event of Plan termination, benefits shall be payable at the time and in the manner provided in Sections 5 and 6; however, the Company may accelerate the time and form of payment pursuant to a termination and liquidation of the Plan in accordance with Code Section 409A and the regulations thereunder.

10.2 Effect on Participants. Notwithstanding the provisions of Section 10.1, no amendment, modification or termination of the Plan shall adversely affect:

(a) The SERP Benefit of any Participant, or the Beneficiary of any Participant, who has Separated from Service or died prior thereto.

(b) The right of any Participant then employed by the Company or a Subsidiary who has been credited with at least five years of Service to receive upon death, Separation from Service (including Separation from Service by reason of Total and Permanent Disability) or Change in Control, the benefit to which such person would have been entitled under the Plan prior to the amendment, modification or termination, provided, however, that the Company may accelerate the time and form of payment pursuant to a termination and liquidation of the Plan in accordance with Code Section 409A and the regulations thereunder.

10.3 No Obligation to Continue Plan. Although it is the intention of the Company that the Plan shall be continued indefinitely, the Plan is entirely voluntary on the part of the Company, and the continuance of the Plan is not a contractual obligation of the Company.

11. Claims and Review Procedures. The Committee shall establish and maintain reasonable procedures governing the filing of claims, notification of benefit determinations, and appeal of adverse benefit determinations in accordance with applicable law. Such procedures shall provide for adequate notice in writing to any Participant or Beneficiary whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial and written in a manner calculated to be understood by the Participant or Beneficiary. Such procedures shall also afford a reasonable opportunity to any Participant or Beneficiary whose claim for benefits has been denied for a full and fair review by the Committee of the decision denying the claim.

12. Miscellaneous Provisions.

12.1 Non-Transferability. Neither the interest of a Participant or any other person in the Plan, nor the benefits payable hereunder, shall be subject to the claim of creditors of a Participant or their Beneficiaries and will not be subject to attachment, garnishment or any other legal process. Neither a Participant nor a Beneficiary may assign, sell, pledge or otherwise encumber any of their beneficial interest in the Plan, nor shall any such benefits be in any manner liable for, or subject to, the deeds, contracts, liabilities, engagements or torts of any Participant or their Beneficiary. All such payments and rights thereto are expressly declared to be non-assignable and non-transferable, and in the event of any attempted assignment or transfer (whether voluntary or involuntary) by a Participant or a Beneficiary, the Company shall have no further liability hereunder to such Participant or Beneficiary.

12.2 Payment of Benefits. Although the Company may establish the Rabbi Trust to fund its obligations under the Plan, the rights of Participants and Beneficiaries to receive payments under the Plan shall constitute only a general claim against the Company and will not be a lien or claim on any specific assets of the Company.

12.3 No Rights of Employment. The Plan shall not be deemed to constitute a contract of employment between a Participant and the Company or a Subsidiary. Nothing contained in the Plan shall be deemed to give any Participant the right to be retained in the employment of the Company or a Subsidiary. The Plan shall not interfere in any way with the Company’s or a Subsidiary’s right to discharge a Participant at any time, regardless of the effect which such discharge would have upon such Participant under the Plan, and such actions by the Company or a Subsidiary in discharging any Participant shall not be deemed a breach of contract, nor give rise to any rights or actions in favor of such Participant.

12.4 Applicable Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Tennessee without regard to its conflict of laws rules. It is intended that the Plan be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated employees of the Company. As such, the Plan is intended to be exempt from certain otherwise applicable provisions of Title I of ERISA, and any ambiguities in construction shall be resolved in favor of an interpretation which will effectuate such intention. The Plan is intended to comply with Code Section 409A and the Treasury Regulations promulgated thereunder as applicable to nonqualified deferred compensation plans and shall be construed in furtherance of such intent.

12.5 Payment to Minors. In making any payment to or for the benefit of any minor or incompetent Beneficiary, the Committee, in its sole, absolute and uncontrolled discretion, may, but need not, make such payment to a legal or natural guardian or other relative of such minor or court appointed committee of such incompetent, or to any adult with whom such minor or incompetent temporarily or permanently resides, and the receipt by such guardian, committee, relative or other person shall be a complete discharge of the Company, without any responsibility on its part or on the part of the Committee to see to the application thereof.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed by its duly authorized officer effective the 1st day of January, 2016, the Board having previously approved the Plan.

QUORUM HEALTH CORPORATION

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